UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2016
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)    Not applicable.
(b)     Not applicable.
(c)    Not applicable.
(d)    Not applicable.
(e)    On February 24, 2016, the compensation committee (the “Compensation Committee”) of the board of directors of Boise Cascade Company (the “Company”) approved the payment of a $48,288 discretionary cash bonus for Daniel Hutchinson, the Company’s Executive Vice President, Wood Products, in connection with the performance of the Company’s Wood Products segment for the year 2015.
In February 2015, the Committee approved segment EBITDA targets for the payment of 2015 short-term incentive compensation to the Company’s named executive officers, including Mr. Hutchinson. For 2015, EBITDA for the Wood Products segment fell short by approximately $1 million from the minimum target of $110 million approved by the Committee for payout, due to a large drop in the commodity prices of plywood and lumber and strategic curtailments of the Company’s manufacturing facilities to balance orders and supply. If the amount reserved for a minimum payout was eliminated, the minimum EBITDA target of $110 million was achieved. The Committee determined that under these unusual circumstances, not paying the award was not in the best interest of shareholders because the strategic curtailments were advisable to manage production. The Committee determined that without the curtailments, Wood Products would likely have met the minimum EBITDA target. Consequently, the Compensation Committee chose to award Mr. Hutchinson the discretionary bonus described above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: March 4, 2016